Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information:
January 13, 2014	Darby Anderson, Senior Vice President
(847) 303-5300

IlliniCare Health Plan, Addus Examine Home Care’s Role in Managed Long Term Care

Health Plan and Provider Begin Study Using Mobile Technology for Real-Time Health Monitoring

One of the nation’s first studies examining the effect real-time tracking of health status can have on health outcomes has begun within the context of Illinois’ Integrated Care Program (ICP). IlliniCare Health Plan, a subsidiary of Centene Corp. (NYSE: CNC), and Addus HomeCare Corporation (NASDAQ: ADUS), a national provider of Home and Community-Based Services (HCBS), announced today they have initiated a study to assess the impact of equipping home care workers with mobile devices, enabling real-time reporting of change in consumer condition.

IlliniCare Health Plan is one of two managed care organizations (MCO) selected to manage the coordination of comprehensive health care services, including HCBS, for participants in ICP – Illinois’ ongoing initiative to manage health care for its Medicaid population. In the future the program will encompass a much larger pool of individuals eligible for both Medicaid and Medicare benefits – the “dual eligible.”

As a provider of HCBS, Addus Home Care Aides (HCA) visit IlliniCare’s ICP participants’ homes on a continual basis to assist with activities of daily living such as meal preparation, personal care, and transportation to doctor appointments. HCAs are uniquely positioned to be extensions of IlliniCare’s case management. By detecting and reporting changes in participants’ physical, mental, and environmental conditions, case management can intervene before these changes develop into more complicated health issues. Beyond general health observations, HCA’s look for diagnosis-specific signs of decline such as loss of appetite, fatigue, swollen feet or ankles, fever, weight gain/loss, and lack of medication adherence.

“Connecting the home care aide with the rest of the health care team is something that has historically been disregarded,” says Addus CEO Mark Heaney. “Enabling real-time data sharing through the use of mobile technology makes the aide in the home the point person in successful management of consumers along the health care continuum. We anticipate the pilot will show our model leads to better patient outcomes and reduced healthcare costs among those needing long-term care.”

Information entered on mobile devices by Addus HCAs is reported immediately to the company’s centralized contact center. From there, supervisors review, triage, and share the information with IlliniCare case management for faster intervention upon the identification of a health complication.

“HCBS’s ability to avert nursing home placement is almost undeniable; however, this pilot seeks to demonstrate the effect these services, coupled with innovative new technology and processes, have on the utilization of high-cost resources like emergency room visits and hospitalizations,” says Ann Cahill, VP of Medical Management at IlliniCare.

Addus and IlliniCare expect to publish findings of the study, which involves approximately 150 ICP participants, sometime in 2014.

Illinois’ Department of Healthcare and Family Services created ICP to reduce unnecessary healthcare utilization and costs among the elderly and adults with disabilities eligible for Medicaid by coordinating comprehensive services across the entire continuum of care. The program has an enrollment of 36,079 individuals and operates in suburban Cook, DuPage, Kane, Kankakee, Lake and Will counties. In January 2014, approximately 136,000 dual eligibles living in the greater Chicago area and portions of Central Illinois will be enrolled in managed care.

IlliniCare Health Plan (IlliniCare) is a Managed Care Organization (MCO) contracted to provide services under Illinois Department of Healthcare and Family Services Integrated Care Program and the Medicare-Medicaid Alignment Initiative (MMAI). IlliniCare is a wholly-owned subsidiary of Centene Corporation (NYSE: CNC), a leading multi-line healthcare enterprise offering both core Medicaid and specialty services. Since May 1st, 2011, IlliniCare has served approximately 17,900 members as part of the Illinois Department of Healthcare and Family Services Integrated Care Program (ICP) in suburban Cook (outside the 606 zip code), DuPage, Lake, Kane, Kankakee and Will Counties. In April of this year, IlliniCare expanded the Integrated Care Program to serve Boone, McHenry and Winnebago Counties. IlliniCare was also recently selected by the Department of Healthcare and Family Services as one of the six Managed Care Organizations to participate in the Medicare-Medicaid Alignment Initiative (MMAI) within the greater Chicagoland area. Information regarding IlliniCare is available at www.illinicare.com.

Addus HomeCare is a comprehensive provider of home and community based services which are primarily social in nature and are provided in the home, focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day services. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.